EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER AND NXTPHASE T&D CORPORATION

TERMINATE ARRANGEMENT AGREEMENT

WILMINGTON, Mass., November 23, 2005 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable and reliable electricity grid operation, announced that the Company, NxtPhase T&D Corporation and Class A shareholders of NxtPhase have executed a settlement agreement that terminates an arrangement agreement, originally signed on April 22, 2005, under which Beacon was to acquire NxtPhase in an all-stock transaction. As part of the settlement agreement, each side agreed to release one another from any legal claims or actions resulting from the process, and Beacon also agreed to pay $150,000 to NxtPhase.

The arrangement agreement specified that the transaction would automatically terminate if not completed by December 31, 2005. Considering the status of the SEC review process and the limited time remaining until December 31, as well as the increase in Beacon's stock price since the signing of the agreement, it was determined that the transaction was unlikely to be completed.

“We believe that this decision is in the best interests of our shareholders,” said Bill Capp, Beacon Power president and CEO “With substantial new financing for Beacon now in place and with final resolution of this proposed acquisition,” Capp added, “we can focus our attention on building and deploying our next-generation flywheel systems for grid frequency regulation and other commercial applications.”

Under the terms of the investment agreement between Beacon Power and Perseus entered into in April 2005, the termination of the NxtPhase arrangement agreement obligates Beacon and Perseus to consummate an exchange whereby approximately 1.2 million shares of the Company’s common stock that had been issued to Perseus 2000 Expansion, L.L.C. under the investment agreement will be returned by Perseus to Beacon in exchange for Class A shares of NxtPhase that Beacon purchased with the proceeds of some of Perseus’s investment in Beacon. After giving effect to Beacon’s previously announced $15 million investment (which closed on November 8) and to this rescission and share exchange with Perseus, Beacon will have approximately 57.8 million common shares outstanding.

Beacon will withdraw its preliminary proxy statement, filed with the SEC on September 29, 2005, in connection with the proposed NxtPhase acquisition. Thus, no special shareholder meeting will be held in December, and no additional Beacon shares will be voted upon or issued as part of the NxtPhase transaction. The two companies will pursue their business objectives independently, operating as separate companies.

About Beacon Power

Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon’s Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; little experience managing operations in geographically dispersed locations; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the volatility in the stock price of companies operating in the same sector; the difficulties that often arise in integrating operations of companies after a merger or acquisition; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.